Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-126177) on Form S-8 of Worthington Industries, Inc. and the Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan of our report dated June 19, 2006, with respect to the financial statements of the Dietrich Industries, Inc. Salaried Employees’ Profit Sharing Plan as of and for the year ended December 31, 2005, which report is included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ McCRORY & McDOWELL LLC
Pittsburgh, Pennsylvania

Dated June 20, 2007